Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-168924, 333-183161, 333-192127, 333-212843 and 333-232917 on Form S-8 and Registration Statement No. 333-165259 on Form S-4 of our reports dated February 19, 2020, relating to the consolidated financial statements of Quad/Graphics, Inc. and subsidiaries, and the effectiveness of Quad/Graphics, Inc.'s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of a new accounting standard), appearing in this Annual Report on Form 10-K of Quad/Graphics, Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 19, 2020